Exhibit a.5

AMENDMENT TO DECLARATION OF TRUST

SMITH BREEDEN SERIES FUND

Amendment No. 7 to Amended and Restated Declaration of Trust

July 24, 2000

The undersigned, being at least a majority of the Trustees of Smith Breeden Series Fund (the “Trust”), hereby consent to and adopt the following Amendment to the Trust’s Amended and Restated Declaration of Trust (as amended through Amendment No. 6 thereto, the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts.

The undersigned Trustees having determined it to be consistent with the fair and equitable treatment of the shareholders of the Trust, the following sections of the Declaration of Trust are hereby amended as follows:

1. Section 5.11(a) of the Declaration of Trust is hereby amended to read in its entirety as follows:

Without limiting the authority of the Trustees set forth in Section 5.1 inter alia, to establish and designate any further series or classes or to modify the rights or preferences of any series or class, each of the following series shall be, and is hereby, established and designated: (1) the “Managers Short Duration Government Fund” (formerly the Smith Breeden Short Duration U.S. Government Fund), and (2) the “Managers Intermediate Duration Government Fund” (formerly the Smith Breeden Intermediate Duration U.S. Government Fund). Furthermore, the name of the Trust shall be, and hereby is, changed to “The Managers Trust II.”

2. Section 8.4 of the Declaration of Trust is hereby amended by adding the following at the end of such Section:

In addition to the foregoing, any Series of the Trust (the “Relevant Series”) may merge or consolidate with or into, and may transfer substantially all of its assets and liabilities to, another series of any other registered investment company (the “Surviving Fund”) upon the approval of a majority of the Trustees (such a transaction being referred to herein as a “Merger”), subject however to the following conditions: (1) the investment advisory and subadvisory arrangements, including any commitments by the Surviving Fund’s investment adviser(s) with respect to total expenses, are identical to those of the Relevant Series, except that such arrangements may allow the appointment of additional subadviser(s) for a portion of the Surviving Fund’s assets; (2) the board of directors or trustees of the Surviving Fund is the same as the Trustees of the Trust; (3) the directors/trustees of the Surviving Fund make a finding that the levels of service provided by the

Surviving Fund are as high or higher than the levels of service for the Relevant Series; (4) the Merger is effected as a tax-free reorganization to the Fund and its shareholders under the Internal Revenue Code; (5) the Merger is effected in conformity with the requirements of Rule 17a-8 under the 1940 Act that the Merger be in the best interests of the Relevant Series’ shareholders and that it not result in any dilution of those shareholders’ interests; (6) in approving the Merger, the Trustees who are not “interested persons” of the Trust (within the meaning of the 1940 Act) consult with counsel who is not representing the Relevant Series’ investment adviser(s) with respect to the Merger (although such counsel may belong to the same firm that represents such investment adviser(s)); (7) the costs of the Merger are borne by parties other than the Relevant Series or the Surviving Fund; (8) that the Surviving Fund commits that for at least three years from the date of any transaction (i) occurring prior to the Merger, (ii) involving the Relevant Series’ investment adviser, and (iii) described in Section 15(f) of the 1940 Act, at least 75% of its directors/trustees will not be “interested persons” of the Surviving Fund as contemplated by said Section 15(f); and (9) that the investment policies of each Surviving Fund shall not differ materially from those of the Relevant Series.

The foregoing Amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

The foregoing Amendment shall become effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunder set our hands for ourselves and for our successors and assigns as of the date that first appears above.

/s/ Douglas I. Breeden
Douglas I. Breeden

/s/ Michael J. Giarta
Michael J. Giarta

/s/ Stephen M. Schaefer
Stephen M. Schaefer

/s/ Myron S. Scholes
Myron S. Scholes

/s/ William F. Sharpe
William F. Sharpe